Exhibit 99.1
SeraCare Life Sciences Names Harold S. Blue to Board of Directors
MILFORD, Mass., April 14, 2009—SeraCare Life Sciences, Inc. (NASDAQ: SRLS) has appointed Harold S. Blue to the Company’s Board of Directors. Mr. Blue brings more than 30 years of healthcare entrepreneurial and investment experience to SeraCare. He currently serves as the managing partner of HealthEdge Investment Partners, which he founded in 2005.
“On behalf of SeraCare Life Sciences, I would like to welcome Harold to the Board of Directors,” said Susan Vogt, President and Chief Executive Officer. “We look forward to working with Harold as we focus on fully realizing the benefits of the significant transformation SeraCare has undergone.”
Prior to founding HealthEdge, Mr. Blue was Managing Partner of ComVest Investment Partners, a generalist private equity fund. Mr. Blue was also the Founder, Chairman and Chief Executive of ProxyMed, Inc., which he took public in 1993, and the Founder of Best Generics, which was sold to IVAX Corporation in 1988. Currently, Mr. Blue serves on eight boards, two as Chairman and one as Vice Chairman.
About SeraCare Life Sciences:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, validation and production of human diagnostics and therapeutics. SeraCare’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.
Forward-Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, covenant limitations in our existing credit facility, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.
Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400
Investor Relations
Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060